Global Pharm Holdings Group, Inc. Announces Third Quarter 2011 Financial Results

SHENZHEN, China, November 21, 2011 /PR Newswire-Asia/ – Global Pharm Holdings Group, Inc. (OTCBB:GPHG) ("Global Pharm" or the "Company"), a growing vertically integrated pharmaceutical company engaged in the distribution of pharmaceutical-related products, Traditional Chinese Medicine ("TCM") processing, and herbal cultivation and sales in China through its subsidiaries in Anhui, Jilin, Guangdong and Shandong provinces, today announced its unaudited financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Highlights

▪	Net revenues were $69.0 million, an increase of 125.4% as compared to the third quarter of 2010.
▪	Gross profit was $9.6 million, an increase of 62.1% as compared to the third quarter of 2010, with gross margin of 13.9%.
▪	Operating income was $6.1 million, an increase of 449.8% as compared to the third quarter of 2010.
▪	Net income was $3.7 million, or $0.12 per diluted share, as compared to net loss of $0.07 million, or nil per diluted share, for the same period in 2010.
▪	In July 2011, Global Pharm successfully acquired a TCM herbal pieces processing plant in Bozhou, Anhui Province.
▪
In August 2011, Global Pharm successfully acquired a city-level pharmaceutical distributor in Weifang, Shandong Province. Furthermore, through its acquisition in August 2011 of the management and supply distribution rights to one of the largest pharmaceutical franchise of drugstores in Guangdong Province, the Company currently manages over 1,200 retail and chain drugstores in the area.

▪
In September and October 2011, the Company issued redeemable convertible bonds in the aggregate principal amount of $15,000,000 to Blazer Delight Limited, an investment vehicle owned by a fund managed by Asia-based Gen2 Partners Limited.

“We’re pleased to report a successful quarter marked by strong financial performance and important operational achievements. During the third quarter of 2011, we have further expanded our distribution network coverage in Shandong Province and Guangdong Province through new acquisitions, and completed the $15,000,000 convertible bonds financing, the proceeds of which will be used for our future growth,” stated Mr. Yunlu Yin, Chief Executive Officer of Global Pharm.

Third Quarter 2011 Financial Summaries (unaudited)

	Three months ended September 30		% Change
(in millions $, except per-share data in $)	2011	2010
Net Revenue	$69.00	$30.60	125.40%
Gross Profit	9.6	5.9	62.10%
Income from operation	6.1	1.1	449.80%
Income before income taxes	5.3	1.1	378.40%
Net Income (loss)	3.7	-0.07	-
Total comprehensive income	3.4	-0.2	-
Diluted earnings per share	0.12	-	N/A

Total net revenue was $69.0 million for the three months ended September 30, 2011, an increase of 125.4%, as compared with the same period in 2010. The increase was primarily due to the additional revenue contributed by the distribution business of our newly-acquired subsidiaries in 2011, amounting to $23.6 million, and the increased sales of $11.9 million by Shandong Global Pharm Group, Ltd. (“Shandong Global”).

Below is a breakdown of sales per business segment for the three months ended September 30, 2011 and 2010, respectively:

For the three months ended September 30 – Revenue (unaudited)
in US $ except percentage	2011		2010		Change
		% of revenue		% of revenue		%
Pharmaceutical products distribution	$62,651,819	90.8	$24,810,775	81.0	$37,841,044	152.5
TCM processing and distribution	5,564,765	8.1	4,465,935	14.6	1,098,830	24.6
Herbal cultivation and sales	782,509	1.1	1,341,110	4.4	(558,601)	(41.7)
Total	$68,999,093	100.0	$30,617,820	100.0	$38,381,273	125.4

Revenue from the pharmaceutical products distribution segment increased by $37.8 million, or approximately 152.5%, to $62.7 million for the three months ended September 30, 2011, as compared to $24.8 million for the same period in 2010. The increase was primarily due to the additional revenue contribution from our four newly-acquired distribution subsidiaries in 2011. Revenue from the Company's TCM processing and distribution segment increased to $5.6 million for the third quarter of 2011, as compared to $4.5 million for the comparable period in 2010. The increase is mainly due to $2.5 million in additional revenue from our newly-acquired subsidiary, Bozhou Xinghe Pharmaceutical Co., Ltd. (“Bozhou Xinghe”), offset by an approximately $1.0 million decrease in the revenue of our other subsidiary, Anhui Xuelingxian Pharmaceutical Co., Ltd. (“Xuelingxian”). Our flower tea bags operations have been suspended since April 25, 2011, as such, we had nil revenue from this business, as compared to sales of $0.8 million for the three months ended September 30, 2010. Revenue from our herbal cultivation and sales segment was $0.8 million for the three months ended September 30, 2011, a decrease of approximately $0.6 million, or 41.7%, as compared to $1.3 million for the same period in 2010. The decrease was mainly due to reduced sales by Xuelingxian for three months ended September 30, 2011, because our herbal products were harvested in late September 2011 and sold after September 30, 2011, as compared to our earlier harvest of herbal products for the comparable period in 2010, of which some sales were recorded in the same quarter.

Gross profit for the third quarter of 2011 was $9.6 million, an increase of 62.1%, from $5.9 million for the comparable period in 2010. Gross margin decreased to 13.9% for the third quarter of 2011 from 19.3%, for the comparable period in 2010, primarily attributable to the lower gross profit margin of our four newly-acquired subsidiaries, which had an average gross profit margin of 6.47%.

Operating expenses for the third quarter of 2011 were $1.1 million, an increase of $0.7 million, as compared to the same period in 2010, primarily due to the additional operating expenses attributed to our newly-acquired subsidiaries in 2011, as well as to the increased advertising, freight and labor costs to support our business growth and expansion.

Income from operation for the third quarter of 2011 increased 449.8% to $6.1 million, or 8.8% of total revenue, from $1.1 million, or 3.6% of total revenue for the comparable period in 2010.

Net income for the third quarter of 2011 increased to $3.7 million, or $0.12 per fully diluted share, compared to a net loss of $72,376 for the same period in 2010, based on 28.9 million and 26.0 million weighted average diluted shares outstanding, respectively. This increase was primarily due to the one-time expense of the $3.0 million in stock-based compensation, which was recorded as general and administrative expenses in the three months period ended September 30, 2010, and had a significant impact on our net income.

Nine Months 2011 Financial Summaries (unaudited)

	Nine months ended September 30		% Change
(in millions $, except per-share data in $)	2011	2010
Net Revenue	$156.20	$90.20	73.20%
Gross Profit	24.8	16.6	49.60%
Income from operation	18.2	9.3	95.50%
Income before income taxes	17.4	9.3	86.30%
Net Income	12.9	5.7	126.00%
Total comprehensive income	12.5	5.6	124.40%
Diluted earnings per share	0.47	0.22	113.60%

Total net revenue was $156.2 million for the nine months ended September 30, 2011, an increase of 73.2%, as compared to the same period in 2010. The increase was primarily due to the additional revenue contributed by our newly-acquired subsidiaries in 2011, amounting to $25.1 million, and the increased sales of $35.2 million and $6.0 million by our subsidiaries, Shandong Global Tonghua Tongdetang Pharmaceutical and Medicinal Material Co., Ltd. (“Tongdetang”), respectively.

Below is a breakdown of our sales by business segment for the nine months ended September 30, 2011 and 2010, respectively:

For the nine months ended September 30 – Revenue (unaudited)
in US $ except percentage	2011		2010		Change
		% of revenue		% of revenue		%
Pharmaceutical products distribution	$134,481,832	86.1	$68,183,762	75.6	$66,298,070	97.2
TCM processing and distribution	16,238,510	10.4	20,646,774	22.9	(4,408,264)	(21.4)
Herbal cultivation and sales	5,447,635	3.5	1,345,969	1.5	4,101,666	304.7
Total	$156,167,977	100.0	$90,176,505	100.0	$65,991,472	73.2

Revenue from the pharmaceutical products distribution segment increased by $66.3 million, or approximately 97.2%, to $134.5 million for the nine months ended September 30, 2011, as compared to $68.2 million for the same period in 2010. The increase was primarily due to the additional revenue contributed by our four newly-acquired subsidiaries in 2011, and the increased sales by Shandong Global and Tongdetang. Revenue from our TCM processing and distribution segment decreased to $16.2 million for the nine months ended September 30, 2011, as compared to $20.6 million for the comparable period in 2010. The decrease is mainly due to the decrease in Xuelingxian’s revenue from its TCM processing and distribution operations, amounting to $3.2 million, offset against the $2.5 million in additional revenue from Bozhou Xinghe. Our flower tea bags operations have been suspended since April 25, 2011, as such, we had nil revenue from this business, as compared to sales of $3.7 million for the nine months ended September 30, 2010. Revenue from our herbal cultivation and sales segment was $5.4 million for the nine months ended September 30, 2011, as compared to $1.3 million for the comparable period in 2010, an increase of approximately $4.1 million, or 304.7%. The increase was mainly due to sales of our entire remaining inventory of herbal products harvested during 2010 in the first quarter of 2011, amounting to $4.7 million.

Gross profit for nine months ended September 30, 2011 was $24.8 million, an increase of 49.6%, from $16.6 million for the same period in 2010. Gross margin decreased to 15.9% for the nine months ended September 30, 2011, from 18.4% for the comparable period in 2010. The decrease is primarily attributable to the lower gross profit margin of our newly-acquired subsidiaries, which had an average gross profit margin of 5.9%.

Operating expenses for the nine months ended September 30, 2011 were $2.4 million, an increase of $1.7 million, as compared to the same period in 2010, primarily due to the additional operating expenses attributed to our newly-acquired subsidiaries in 2011.

Income from operation for the nine months ended September 30, 2011 increased 95.5% to $18.2 million, or 11.6% of total revenue, from $9.3 million, or 10.3% of total revenue for the third quarter of 2010.

Net income for the nine months ended September 30, 2011 increased to $12.9 million, or $0.47 per fully diluted share, as compared to $5.7 million, or $0.22 per fully diluted share, for the same period of 2010, based on 27.0 million and 26.0 million weighted average diluted shares outstanding, respectively.

Financial Condition

As of September 30, 2011, the Company had $18.6 million in cash and $34.1 million in accounts receivable, as compared to $4.3 million and $19.8 million as of December 31, 2010, respectively. The increase was consistent with the increase in sales. The net working capital was $31.9 million, as compared to $17.4 million as of December 31, 2010. As of September 30, 2011, the Company had $5.0 million in short-term debt, as compared to $2.0 million as of December 31, 2010. Shareholders' equity totaled $76.4 million as of September 30, 2011, as compared to $17.6 million as of the end of 2010.

For the nine months ended September 30, 2011, the Company generated $6.0 million cash from operating activities, as compared to $3.2 million for the comparable period in 2010. The net income for the nine months ended September 30, 2011 was $12.9 million, an increase of $7.2 million from $5.7 million for the comparable period in 2010. In addition to net income, the cash generated from operating activities was the net effect of the increase in accounts receivables of approximately $6.2 million, the increase in inventories of $7.4 million, the increase of restricted cash and other current assets of $5.1 million, the increase in accounts payable and accruals of $5.1 million, and the increase in amounts due to related parties of $5.3 million. The Company used $1.0 million in investing activities for the nine months ended September 30, 2011, as compared to $0.02 million for the comparable period in 2010, primarily as a result of increased expenditures relating to acquisitions of new businesses and equipment. Net cash provided by financing activities was $9.0 million for the nine months ended September 30, 2011, as compared to $2.9 million used for the comparable period in 2010. The cash provided in financing activities for the nine months ended September 30, 2011 was due to our repayment of loans of $2.6 million and the proceeds received from our convertible bonds financing of $10.0 million.

Subsequent Events

On October 20, 2011, the Company issued an additional redeemable convertible bond in the aggregate principal amount of $5,000,000 to Blazer Delight Limited, under the terms of the Subscription Agreement dated September 19, 2011, which the Company entered into with Mr. Yunlu Yin and Blazer Delight Limited, and the relevant Bond Instrument.

On October 31, 2011, the Company completed the acquisition of the 100% equity interest of Qingdao Likang Pharmaceutical Co., Ltd, a city-level pharmaceutical distributor located in Qingdao, Shandong Province.

Business Outlook

Global Pharm will continue to selectively acquire more distributors which can complement our business. For the rest of 2011, the Company is focusing on the quality of its operations through undertaking measures to enhance its unified management systems, such as improving the integrated information, procurement and sales-team management systems, in order to leverage the resources of each business segment and create synergies across all of them.

About Global Pharm
Global Pharm Holdings Group, Inc., a growing integrated pharmaceutical company, is engaged in the distribution of pharmaceutical-related products, Traditional Chinese Medicine (TCM) processing, and herbal cultivation and sales in China. The Company focuses on building regional distribution channels, as well as local capillary sales network with a high-margin product portfolio. Currently, its sales network covers Shandong, Jilin, Anhui and Guangdong provinces. Global Pharm seeks to establish an integrated value chain in the pharmaceutical industry through strategic acquisitions within the TCM production, pharmaceutical distribution and retail sectors. For further information, please visit the Company's corporate website at http://www.globalpharmholdings.com.

Forward-looking Statements
Certain statements set forth in this press release contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors as they relate to our industry, our operations and results of operations, plans for future facilities, capital-expenditure plans and any businesses that we may acquire. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the U.S. federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results.

For Additional Information Contact
Global Pharm Holdings Group, Inc.
Ms. Susan Liu
Phone: +86-755-3693-9373
Email: susanliu@globalpharmholdings.com

–FINANCIAL TABLES FOLLOW—

GLOBAL PHARM HOLDINGS GROUP, INC
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011
	(unaudited)	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$18,570,246	$4,271,498
Accounts receivable	34,069,776	19,771,619
Inventories	29,852,272	16,058,760
Due from related party	194,708	-
Restricted cash	3,781,418	1,538,251
Other current assets	5,355,851	1,326,660
Total current assets	91,824,271	42,966,788
Property, plant and equipment, net	8,505,797	210,665
Intangible assets, net	33,860,597	-
Goodwill	27,043,851	-
Total assets	$161,234,516	$43,177,453

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term loan	$5,003,753	$1,972,150
Bank acceptance	4,805,339	21,212
Accounts payable and other accrued liabilities	39,900,624	20,944,923
Income and other taxes payable	2,959,555	1,728,499
Due to related party	6,729,332	882,505
Deferred income tax liabilities	491,360	-
Total current liabilities	59,889,963	25,549,289
Long-term loan	1,563,673	-
Bond payable, net	4,436,318	-
Derivative liabilities	5,563,682	-
Contingent consideration, at fair value	5,765,708	-
Deferred income tax liabilities, net of current	7,653,272	-
Total liabilities	84,872,616	25,549,289

Shareholder's equity:
Common stock, par value, $0.001 per share, 100,000,000 shares authorized, 37,283,185 and 26,000,000 issued and outstanding	37,283	26,000
Additional paid-in capital	55,089,340	9,200,623
Statutory surplus reserves	1,310,701	1,310,701
Retained earnings	19,445,014	6,546,406
Accumulated other comprehensive income	137,618	544,434
Total shareholders' equity - Global Pharm Holdings Group, Inc.	76,019,956	17,628,164
Non-controlling interests	341,944	-
Total shareholders' equity	76,361,900	17,628,164
Total liabilities and shareholders' equity	$161,234,516	$43,177,453

GLOBAL PHARM HOLDINGS GROUP, INC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues, net	$68,999,093	$30,617,820	$156,167,977	$90,176,505
Cost of goods sold	59,427,311	24,711,477	131,405,558	73,622,656
Gross profit	9,571,782	5,906,343	24,762,419	16,553,849
Expenses:
Operating expenses	1,100,309	360,572	2,447,617	725,424
General and administrative	2,370,710	4,436,082	4,136,902	6,531,617
Income from operations	6,100,763	1,109,689	18,177,900	9,296,808
Other income and expenses
Interest (expense) income	(99,087)	2,842	(101,100)	21,048
Miscellaneous (expense) income	(13,511)	-	(48,110)	-
Change in fair value of contingent consideration	(665,708)	-	(665,708)	-
Income before income taxes	5,322,457	1,112,531	17,362,982	9,317,856
Provision for income taxes	1,589,240	1,184,907	4,468,365	3,609,764
Net income (loss) – including non-controlling interest	3,733,217	(72,376)	12,894,617	5,708,092
Net loss – non-controlling interests	2,664	-	3,991	-
Net income (loss) - Global Pharm Holdings Group, Inc.	3,735,881	(72,376)	12,898,608	5,708,092
Other comprehensive income
Foreign currency translation adjustment	(351,777)	(174,718)	(406,816)	(142,492)
Total comprehensive income (loss)	$3,384,104	$(247,094)	$12,491,792	$5,565,600
Earnings per share of common stock:
Basic earnings per share	$0.13	$-	$0.48	$0.22
Diluted earnings per share	$0.12	$-	$0.47	$0.22
Weighted-average outstanding common shares
Basic weighted-average outstanding common shares	28,727,803	26,000,000	26,909,268	26,000,000
Diluted weighted-average outstanding common shares	28,947,583	26,000,000	26,982,528	26,000,000

GLOBAL PHARM HOLDINGS GROUP, INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities
Net income–including non-controlling interest	$12,894,617	$5,708,092
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	672,729	51,993
Merger cost	-	750,000
Stock-based compensation	-	4,476,300
Change in fair value of contingent consideration	665,708	-
Changes in operating assets and liabilities:
Accounts receivable	(6,236,658)	(4,683,793)
Inventories	(7,390,787)	(14,211,786)
Due from related party	(29,576)	-
Restricted cash	(2,161,403)	-
Other current assets	(2,968,622)	(199,796)
Accounts payable and other accrued liabilities	5,139,874	11,014,731
Income and other taxes payable	183,235	294,485
Due to related party	5,348,883	-
Deferred tax expenses	(85,477)	-
Net cash provided by operating activities	6,032,523	3,200,226

Cash flows from investing activities
Purchase of property, plant and equipment	(432,647)	(22,044)
Proceeds on sale of assets	41,606	-
Net cash used in investing activities	(946,346)	(22,044)

Cash flows from financing activities:
Short-term loan borrowing	-	366,763
Short-term loan repayments	(2,616,506)	-
Bank acceptance	1,308,357	(199,545)
Due from related party	-	24,603
Due to related party	-	1,168,986
Dividend paid to the former shareholders	-	(4,309,377)
Cash received from convertible bond	10,000,000	-
Contribution from non-controlling interest	344,835	-
Net cash provided by (used in) financing activities	9,036,686	(2,948,570)

Net increase in cash and cash equivalents	14,122,863	229,612
Effect of exchange rate changes on cash and cash equivalents	175,885	145,532
Cash and cash equivalents - beginning of period	4,271,498	7,455,147
Cash and cash equivalents - end of period	$18,570,246	$7,830,291

Supplemental disclosure of cash flow information:
Cash paid for interest	$148,866	$20,655
Cash paid for income taxes	$3,927,576	$2,994,851

Supplemental disclosure of financing activities
Deferred Bond issuance costs in accounts payable	$287,500	$-
Common stock issued for acquisitions	$51,000,000	$-